Exhibit 10.3

AMENDMENT TO THE

EMPLOYMENT AGREEMENT

This AMENDMENT TO THE EMPLOYMENT AGREEMENT (this “Amendment”) is entered into and effective as of July 27, 2016 (the “Amendment Date”) by and between Robert Buckley (the “Executive”) and Novanta Inc. (f/k/a GSI Group Inc.), a company organized under the laws of the Province of New Brunswick, Canada (“Novanta” and, together with any of its subsidiaries and Affiliates as may employ the Executive from time to time, and any successor(s) thereto, the “Company”).

RECITALS:

A.	Novanta and the Executive are parties to that certain Employment Agreement, dated as of February 10, 2011 (the “Employment Agreement”).
B.	Novanta and the Executive desire to amend the Employment Agreement pursuant to the terms of this Amendment.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Employment Agreement shall be modified and amended as follows, effective as of the Amendment Date:

1.	The following shall be added as Section 3(i) of the Employment Agreement:

“Retention Equity Award.  On August 2, 2016, Novanta shall grant the Executive 80,000 restricted stock units pursuant to the 2010 Incentive Award Plan (“Retention RSUs”).  The terms and conditions of the Retention RSUs shall be set forth in a written award agreement between Novanta and the Executive, which shall provide that, subject to Executive’s continued employment with the Company, (i) the Retention RSUs shall vest on August 2, 2021, and (ii) notwithstanding the foregoing Section 3(i)(i), the Retention RSUs shall become fully vested immediately prior to a Change in Control, and shall contain other customary terms and conditions. Prior to vesting, the Retention RSUs shall not be transferable and, except as otherwise provided in this Agreement, shall be subject to forfeiture upon the Executive’s termination of employment with the Company.”

2.	Section 5(a) of the Employment Agreement is hereby removed and replaced in its entirety with the following:

“In General.  Upon a termination of the Executive’s employment for any reason, (i) the Executive (or the Executive’s estate) shall be entitled to receive: (A) any portion of the Executive’s Annual Base Salary through the Date of Termination not theretofore paid, (B) any expenses owed to the Executive under Section 3(g), (C) any accrued but unused vacation pay owed to the Executive pursuant to Section 3(f), and (D) any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 3(e), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements, and (ii) unless otherwise determined by the Board, the Executive shall, effective as of the Date of Termination, resign from all positions held at the Company or any of its subsidiaries (including, without limitation, any positions as an officer or director).  Except as otherwise set forth in Section 5(b) or (c) below, the payments and benefits described in this Section 5(a) shall be the only payments and benefits payable in the event of the Executive’s termination of employment for any reason.”

3.	For purposes of Sections 5(b)(iii) and 5(c)(ii) of the Employment Agreement, each reference to “2011 RSUs” shall be removed and replaced in its entirety with “Retention RSUs”.
4.	Section 8 of the Employment Agreement is hereby removed and replaced in its entirety with the following:

“8.  Parachute Payments

(a)In the event it shall be determined that (i) any payment or distribution to or for the benefit of the Executive under this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or other change in control or any person affiliated with the Company or such person (the “Payment” and collectively, the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (or any similar federal, state or local tax that may hereafter be imposed) or any interest or penalties with respect to such excise tax (collectively, such excise tax, together with any such interest or penalties, the “Excise Tax”) and (ii) the amount of all the Payments that Executive would retain after all federal, state and local income taxes, Executive’s share of employment taxes, and the Excise Tax on the Payments would be less than the amount Executive would retain after all such taxes if the total amount of the Payments were reduced to an amount equal to one dollar less than the minimum amount which would result in the Payments becoming subject to the Excise Tax (such reduced amount, the “Safe Harbor Amount”), then the total amount of the Payments that shall be payable to Executive shall be reduced to an amount equal to the Safe Harbor Amount.  The Payments shall be reduced by the Company in its reasonable discretion in the following order: (A) reduction of any cash severance payments otherwise payable to the Executive that are exempt from Section 409A, (B) reduction of any other cash payments or benefits otherwise payable to the Executive that are exempt from Section 409A, but excluding any payment attributable to the acceleration of vesting or payment with respect to any equity award that is exempt from Section 409A, (C) reduction of any other payments or benefits otherwise payable to the Executive on a pro-rata basis or such other manner that complies with Section 409A, but excluding any payment attributable to the acceleration of vesting and payment with respect to any equity award that is exempt from Section 409A, and (D) reduction of any payments attributable to the acceleration of vesting or payment with respect to any equity award that is exempt from Section 409A, in each case beginning with payments that would otherwise be made last in time.

(b)All determinations required to be made under this Section 8 shall be made in writing by an accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax (the “Tax Advisor”) and such determinations shall be final and binding on the Company and the Executive and detailed supporting calculations shall be provided to the Company and the Executive. The Tax Advisor shall be selected by the Company in its good faith discretion, following consultation with its independent auditors and the Executive.  Any fees incurred as a result of work performed by the Tax Advisor pursuant to this Section 8 shall be paid by the Company.

(c)For purposes of any analysis required by this Section 8, (i) the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the determination is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date of the determination is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes, (ii) no portion of the Payments shall be taken into account which, in the opinion of the Tax Advisor, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including, without limitation, by reason of Section 280G(b)(4)(A) of the Code), (iii) in calculating the Excise Tax, no portion of the Payments shall be taken into account which, in the opinion of Tax Advisor, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Payments shall be determined by the Tax Advisor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.”

5.	Section 25 of the Employment Agreement is hereby removed and replaced in its entirety with the following:

“25.Compensation Recovery Policy.  The Executive acknowledges and agrees that, to the extent the Company adopts any clawback or similar policy pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, and any rules and regulations promulgated thereunder (including, without limitation, any listing rules or standards resulting therefrom), he shall take all action necessary or appropriate to comply with such policy (including, without limitation, entering into any further agreements, amendments or policies necessary or appropriate to implement and/or enforce such policy). For the avoidance of doubt, other than as provided in this Agreement (including, this Section 25), or as otherwise required by applicable law or by the rules of any securities exchange or automated quotation system on which shares of the Company’s capital stock are listed, quoted or traded, no vested equity award described in this Agreement shall be subject to any payment, termination or forfeiture obligation described in Section 12.5(a) of the 2010 Incentive Award Plan and the Executive shall not be required, and no award under such plan shall be conditioned on requiring Executive, to enter into any other agreement to the contrary.”

6.	Except as expressly set forth in this Amendment, the Employment Agreement shall remain unchanged and shall continue in full force and effect according to its terms.
7.

This Amendment shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the Commonwealth of Massachusetts, without giving effect to any principles of conflicts of law, whether of the Commonwealth of Massachusetts or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction.

8.	This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment to the Employment Agreement as of the date and year first above written.

COMPANY

By:  /s/ Matthijs Glastra

Name: Matthijs Glastra

Title:Chief Operating Officer

Signature Page to the Amendment to the
Employment Agreement for Robert Buckley

EXECUTIVE

By:   /s/ Robert Buckley

Robert Buckley

Signature Page to the Amendment to the
Employment Agreement for Robert Buckley